UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. __)

SonomaWest Holdings, Inc.
(Name of Subject Company)

SonomaWest Holdings, Inc.
 (Name of Person(s) Filing Statement)

Common Stock, $0.0001 Par Value
(Title of Class of Securities)

835637109
(CUSIP Number of Class of Securities)

Craig R. Stapleton
President/Chief Executive Officer
SonomaWest Holdings, Inc.
2064 Highway 116 North
Sebastopol, CA 95472
United States of America
(707) 824-2534
 (Name, address and telephone number of person
authorized to receive notices and communications on behalf of the person(s) filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

ITEM 9.                      EXHIBITS

The following exhibit is a preliminary communication by SonomaWest Holdings, Inc. made before the commencement of a tender offer.

Exhibit Number	Description

99.1	Press Release, dated February 24, 2011